UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010

        The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 3, 2010, The South Financial Group, Inc. (the "Company") received notice from The Nasdaq Stock Market ("Nasdaq") that its application had been approved to transfer the listing of its common stock to The Nasdaq Capital Market from The Nasdaq Global Market. The transfer will be effective at the opening of the market on June 7, 2010. Shares of the Company’s common stock will continue to trade under the symbol "TSFG."

As previously disclosed, on December 4, 2010, the Company received a notice letter from Nasdaq regarding its non-compliance with Rule 5450(a)(1) of The Nasdaq Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share. In accordance with the Nasdaq listing rules, the Company had a 180 calendar day grace period, or until June 2, 2010, to comply with the minimum bid price requirement.  The Company has not been able to satisfy this requirement.

In connection with the transfer of its listing to The Nasdaq Capital Market, Company has been granted an additional 180 calendar days from June 2, 2010, or until November 29, 2010, to demonstrate compliance with the $1.00 bid price requirement. If the Company does not regain compliance by November 29, 2010, Nasdaq would likely provide written notification to the Company that the Company’s common stock will be delisted. In that event, the Company may appeal Nasdaq’s delisting determination to a Nasdaq listing qualifications panel.  Actions that the Company may take prior to that time will necessarily depend upon the Company’s pending acquisition by The Toronto-Dominion Bank.

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. All companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards. The Company believes it is in compliance with all applicable criteria for continued listing on The Nasdaq Capital Market, but for the $1.00 per share minimum bid price requirement set forth in Listing Rule
5550(a)(2).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

June 4, 2010                                          By:  /s/ William P. Crawford, Jr.

William P. Crawford, Jr.

Executive Vice President and General Counsel